As filed with the Securities and Exchange Commission on February 21, 2018.
Registration Nos.  333-102806
333-191720

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

Post-Effective Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

HORMEL FOODS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	41-0319970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Hormel Place
Austin, Minnesota 55912
(Address of principal executive offices) (Zip code)

HORMEL FOODS CORPORATION JOINT EARNINGS PROFIT SHARING TRUST
(Full title of the plans)

Brian D. Johnson
Vice President and Corporate Secretary
Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912
(507) 437-5611
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                                                       Accelerated filer ☐

Non-accelerated filer   ☐  (Do not check if a smaller reporting company)

Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

HORMEL FOODS CORPORATION

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Hormel Foods Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 29, 2003 (Registration Statement No. 333-102806 and referred to herein as the “First Registration Statement”) and its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 15, 2013 (Registration Statement No. 333-191720 and referred to herein as the “Second Registration Statement” and, together with the First Registration Statement, the “Prior Registration Statements”) with respect to shares of the Company’s common stock (the “Common Stock”), par value $0.01465 per share (which par value is adjusted for the two-for-one stock split distributed on February 14, 2011 and the two-for-one stock split distributed on February 9, 2016), registered for offer or sale pursuant to the Hormel Foods Corporation Joint Earnings Profit Sharing Trust (the “Plan”).  The First Registration Statement registered 1,500,000 shares (not split-adjusted) of Common Stock for offer or sale pursuant to the Plan. The Second Registration Statement registered an additional 5,000,000 shares (not split-adjusted) of Common Stock for offer or sale pursuant to the Plan. The Prior Registration Statements also registered an indeterminate amount of interests to be offered or sold pursuant to the Plan.

Effective as of October 28, 2007, the Plan no longer allowed voluntary contributions by participants. As a result, the Company is filing this post-effective amendment to the Prior Registration Statements to deregister, and does hereby remove from registration, all Plan interests that had been registered under the Prior Registration Statements that remain unissued as of the date hereof.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on February 21, 2018.

HORMEL FOODS CORPORATION

By	/s/ JAMES N. SHEEHAN
JAMES N. SHEEHAN
Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.
       The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees of the Hormel Foods Corporation Joint Earnings Profit Sharing Trust have duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on February 21, 2018.

HORMEL FOODS CORPORATION JOINT EARNINGS PROFIT SHARING TRUST

By	/s/ JAMES N. SHEEHAN
JAMES N. SHEEHAN
Senior Vice President and Chief Financial Officer